EX-99.B11

                       CONSENT OF INDEPENDENT ACCOUNTANTS



   We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 51 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 6, 1998 relating to the financial statements and financial highlights appearing in the December 31, 1997 Annual Report to Shareholders of Vanguard/Morgan Growth Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Financial Statements" in the Statement of Additional Information.


     PRICE WATERHOUSE LLP
     Philadelphia, PA
     April 15, 1998